Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE BY-LAWS

OF

CONCEPTUS, INC.

The undersigned, being the duly acting and appointed Secretary of Conceptus, Inc., a Delaware corporation, hereby certifies that on April 3, 2006, the Board of Directors of this corporation amended the first sentence of Article III, Section 3.2 of the By-laws of this corporation to read as follows, to be effective as of the date set forth below:

“The Board of Directors shall consist of seven (7) persons until changed by a proper amendment of this Section 3.2.”

Dated: June 7, 2006	/s/ Michael W. Hall
Michael W. Hall, Secretary